Exhibit 99.2
News Release

Contact:	David Higie
Phone:	(412) 269-6449
Release:	Immediate (July 1, 2008)
BAKER APPOINTS WORMLEY TO BOARD OF DIRECTORS
     PITTSBURGH – Michael Baker Corporation (Amex:BKR) announced today that it has appointed David N. Wormley, Ph.D., to its Board of Directors. He is currently Dean of the College of Engineering at Pennsylvania State University (Penn State).
     This action brings the total number of directors on the Baker Board to 11.
     Prior to joining Penn State in 1992, Wormley, 68, was associate dean of engineering for one year at the Massachusetts Institute of Technology (MIT), and before that served as head of MIT’s Department of Mechanical Engineering.
     A native of Dubuque, Iowa, he received his Bachelor’s, Master’s and Doctoral Degrees in Mechanical Engineering from MIT. He is the immediate past president of the American Society for Engineering Education, and is a Fellow in the American Society of Mechanical Engineers. He previously served as chairman of the Transportation Research Board Executive Committee.
     He and his wife, Shirley, have two grown daughters and reside in State College, Pennsylvania.
     “We are pleased to welcome Dean Wormley to our Board,” Richard Shaw, chairman of the Board, said. “He is highly regarded in the Engineering community, both domestically and internationally, and his various areas of expertise, particularly in transportation systems, will be a valuable asset to our Board, our employees and all of our major stakeholders as we endeavor to grow and strengthen Michael Baker Corporation in the years ahead.”
     Michael Baker Corporation (http://www.mbakercorp.com) provides engineering and operations and maintenance services for its clients’ most complex challenges worldwide. The firm’s primary business areas are aviation, environmental, facilities, geospatial information technologies, pipelines and utilities, transportation, water/wastewater, and oil & gas. With more than 4,000 employees in over 50 offices across the United States and internationally, Baker is focused on creating value by delivering innovative and sustainable solutions for infrastructure and the environment.
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